Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement of MELA Sciences, Inc. (the “Company”) on Form S-3 (333-198249), to be filed on or about October 9, 2014, of our report dated March 17, 2014, on our audits of the financial statements as of December 31, 2012 and 2013 and for each of the years in the two-year period ended December 31, 2013, which report was included in the Annual Report on Form 10-K filed March 17, 2014.

Our report dated March 17, 2014 contains an explanatory paragraph that states that the Company has not yet established an ongoing source of revenue sufficient to cover its operating costs and has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

We also consent to the reference to our firm under the caption “Experts” in this Amendment No. 2 to the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

New York, NY

October 9, 2014